Zevia Regains Compliance with NYSE Minimum Price Requirement

LOS ANGELES – October 3, 2024 (BUSINESS WIRE) – Zevia PBC (“Zevia” or the “Company”) (NYSE: ZVIA), today announced that it received a notice from the New York Stock Exchange (the “NYSE”) on October 1, 2024 that the Company has regained compliance with the minimum stock price continued listing standard set forth in Section 802.01C of the NYSE Listed Company Manual.

The Company previously received a noncompliance notice from the NYSE on June 26, 2024, because the average closing price of the Company’s Class A common stock had been less than $1.00 per share over a consecutive 30 trading-day period. On September 30, 2024, the Company’s Class A common stock closed above $1.00 and had an average closing share price of at least $1.00 over the prior 30 trading-day period.

About Zevia

Zevia PBC, a Delaware public benefit corporation designated as a “Certified B Corporation,” is focused on addressing the global health challenges resulting from excess sugar consumption by offering a broad portfolio of zero sugar, zero calorie, naturally sweetened beverages. All Zevia® beverages are made with a handful of simple, plant-based ingredients, contain no artificial sweeteners, and are Non-GMO Project verified, gluten-free, Kosher, vegan and zero sodium. Zevia is distributed in more than 34,000 retail locations in the U.S. and Canada through a diverse network of major retailers in the food, drug, warehouse club, mass, natural and ecommerce channels.

(ZEVIA-F)

Contacts

Investors
Greg Davis
Zevia PBC
424-343-2654
Gregory@zevia.com

Reed Anderson

ICR

646-277-1260

Reed.Anderson@icrinc.com